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                                                            EXHIBIT 99(a)(1)(C)


                       SUMMARY OF TERMS OF OPTION EXCHANGE

   RESPONSE DUE BEFORE 5:00 P.M., PACIFIC STANDARD TIME, ON DECEMBER 28, 2001


        You must check your election, sign and date the Election Form and return the Election Form to Elif Kuvvetli or Tim Marcotte BEFORE 5:00 p.m., Pacific Standard Time, on December 28, 2001 (or a later expiration date if Repeater Technologies, Inc. (the "Company" or "Repeater") extends the offer). If you have any questions regarding the process for returning the Election Form, please contact Elif Kuvvetli via e-mail at ekuvvetli@repeaters.com or by telephone at
(408) 743-9400, or Tim Marcotte via e-mail at timm@repeaters.com or by telephone at (408) 743-9316.

        The following summarizes the principal terms and conditions of the Offer to Exchange outstanding stock options. Please also read the enclosed Offer to Exchange in its entirety, because the information in this summary is not complete and does not contain all of the information relevant to your decision to participate in the Offer.

        WHICH OPTIONS ARE ELIGIBLE OPTIONS? All outstanding options to purchase Common Stock (the "Common Stock") with exercise prices per share greater than $0.30, granted under the Company's 1990 Incentive Stock Plan and 2000 Equity Incentive Plan and held by employees or directors of the Company (each an "Eligible Participant"), are "Eligible Options."

        WHO CAN PARTICIPATE IN THE EXCHANGE? You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on December 28, 2001. Termination of your employment or service with the Company on or before December 28, 2001 will automatically revoke any election that you make to participate in the Offer.

        HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE? For those employees and directors who elect to participate in the Offer, on December 28, 2001 (or a later date if Repeater extends the Offer) the Company will grant you a replacement option ("Replacement Option") covering the same number shares subject to the Eligible Options that were cancelled. You can view a summary of your stock option grant(s) by sending a request to ekuvvetli@repeaters.com or timm@repeaters.com.

        WHEN WILL I RECEIVE MY REPLACEMENT OPTION? The Replacement Options will be granted on December 28, 2001 (or a later date if Repeater extends the Offer).

        WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS? The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. The Company cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. Therefore, the Company recommends that you obtain current market quotations for the Common Stock before deciding whether to elect to exchange your options.

        WHAT WILL BE THE VESTING PERIOD OF THE REPLACEMENT OPTIONS? One-twelfth (1/12th) of the shares covered by the Replacement Options will vest one (1) month after the date of grant and one-twelfth (1/12th) of the shares will vest at the end of each month thereafter over the next



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eleven (11) months (assuming your continued employment by or continued service with the Company through such dates).

        WHAT IS THE EXPIRATION DATE OF THE REPLACEMENT OPTIONS? The Replacement Options will have a maximum option term of eighteen (18) months from the date of grant.

        CAN I CANCEL THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED? Yes, the remaining outstanding, unexercised portion of an Eligible Option can be cancelled. The number of shares that are subject to each Eligible Option that is cancelled will be included in a Replacement Option granted no earlier than December 28, 2001 equal to the number of shares that were subject to all Eligible Options cancelled.

        DOES THE COMPANY HAVE A RECOMMENDATION WITH RESPECT TO THE OFFER? While the Company's Board of Directors has approved the Offer, each individual holding Eligible Options will need to arrive at his or her own decision whether or not to participate in the Offer based on individual circumstances. The Company cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

        WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I ACCEPT THE OFFER? If you accept the Offer, the Eligible Options that you choose to exchange will be cancelled, and you will have no further right or interest in them, whether vested or unvested.

        WHAT IS THE U.S. TAX TREATMENT OF THE REPLACEMENT OPTIONS? Each Replacement Option will be a nonqualified stock option and, under U.S. tax laws, WILL NOT be eligible for the favorable tax treatment that applies to incentive stock options. You should consult with your tax advisor with respect to all tax matters.

        WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER? Nothing. If you do not accept the Offer, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not accept the Offer, see Question 15 in the Offer to Exchange. Furthermore, if you do not accept the Offer you will not receive Replacement Options.

        UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS? The Company currently expects that it will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. The Company may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that the Company determines they were not properly executed or delivered, to the extent that the Company determines it is unlawful to accept the exchanged options or to the extent certain conditions exist which in the Company's reasonable judgment make it inadvisable to proceed with the Offer (see Sections 3, 5 and 6 in the Offer to Exchange).

        CAN I CHANGE MY MIND? Yes. After you turn in the Election Form, you can change your election at any time on or prior to the December 28, 2001 deadline by delivering a signed Change in Election Form to Elif Kuvvetli or Tim Marcotte before 5:00 p.m., Pacific Standard



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Time, on December 28, 2001 (unless Repeater extends the deadline). Elif Kuvvetli or Tim Marcotte can provide you with a form for a change in election. The form has also been included in the information e-mailed to you.

        AFTER I AM GRANTED REPLACEMENT OPTIONS, WHAT HAPPENS IF THOSE REPLACEMENT OPTIONS END UP UNDERWATER? The Company is conducting this Offer only at this time. Therefore, this Offer is considered a one-time offer and is not expected to be repeated again in the future. As the Replacement Options are valid for up to eighteen (18) months from the date of grant, subject to continued service with the Company, the price of the Company's Common Stock may appreciate over this period even if your Replacement Option is underwater for some period of time after the grant date of the Replacement Options. HOWEVER, THE COMPANY CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF ITS COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF THE COMPANY'S COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

        WHAT DO I NEED TO DO? Whether you accept the Offer or not, you need to make your election, sign the Election Form and ensure delivery of the Election Form to Elif Kuvvetli or Tim Marcotte at Repeater before 5:00 p.m., Pacific Standard Time, on December 28, 2001 (or a later expiration date if Repeater extends the Offer). The Election Form may be sent via mail, courier, electronic mail or facsimile. Your Election Form must be received by Elif Kuvvetli or Tim Marcotte before 5:00 p.m., Pacific Standard Time, on December 28, 2001 (or a later expiration date if Repeater extends the Offer), not placed in the mail or other delivery system by the expiration time. If a copy of your Election Form is sent by e-mail or facsimile, an original should be promptly sent by mail, courier or hand delivery and must be received by January 4, 2002.




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